Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces First Quarter Results
     HOUSTON, Texas — April 25, 2007. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that income from continuing operations for the first quarter 2007 was $374.7 million or $1.17 per diluted share compared to $318.8 million or $0.93 per diluted share for the first quarter 2006 and $326.2 million or $1.02 per diluted share for the fourth quarter 2006.
     Net income for the first quarter 2007 was $374.7 million or $1.17 per diluted share compared to $339.2 million or $0.99 per diluted share for the first quarter 2006 and $326.2 million or $1.02 per diluted share for the fourth quarter 2006.
     Revenue for the first quarter 2007 was $2,472.8 million, up 20% compared to $2,062.0 million for the first quarter 2006 and up 1% compared to $2,452.7 million for the fourth quarter 2006.
     Chad C. Deaton, Baker Hughes chairman and chief executive officer said, “Our profitability increased sequentially in the quarter due to recent actions taken to improve near term results. North America revenues were up 3% despite a weaker than expected rig count in Canada. Outside North America revenue reflected continued activity expansion offset by the seasonal decline in direct sales and Russia/CIS activity.
     “In North America a colder than normal late-January and February has resulted in U.S. natural gas storage levels that, while higher than the recent 5-year average, are lower than previously expected. U.S. gas-directed drilling activity appears to be sufficient to satisfy modest growth in natural gas demand in the short term but may be insufficient to offset decreases in imports from Canada and the decline in the productivity of reservoirs being developed over the longer term. The company’s additions in North

America have been tempered to more closely match our expectations for slower near term growth and have resulted in improved margins. We will continue to monitor the North America market closely and will make additional adjustments, if necessary, while exercising care not to sacrifice our ability to respond to increased activity levels in the future.
     “The global oil market remains strong and Baker Hughes is well positioned to benefit from increased drilling and completion activity around the world. We are focused on margin improvement in 2007 while maintaining the investment in people, technology and infrastructure necessary to respond to the increased demand for our products and services outside of North America, particularly in Brazil, Northern Africa, the Middle East, Russia and India.“
     During the first quarter 2007, debt increased $6.2 million to $1,081.3 million, and cash and short-term investments decreased $187.7 million to $916.0 million. In the first quarter 2007, the company’s capital expenditures were $262.0 million, depreciation and amortization was $119.8 million and dividend payments were $41.5 million.
     The company did not repurchase any shares of common stock during the first quarter of 2007 and as of March 31, 2007, the company had authorization remaining to repurchase approximately $345.5 million in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
UNAUDITED	2007	2006	2006
Revenues:
Sales	$1,200.9	$1,036.5	$1,247.2
Services and rentals	1,271.9	1,025.5	1,205.5

Total revenues	2,472.8	2,062.0	2,452.7

Costs and Expenses:
Cost of sales	733.5	621.9	764.2
Cost of services and rentals	750.3	649.2	697.1
Research and engineering	91.6	78.4	90.7
Selling, general and administrative	337.2	272.1	407.5

Total costs and expenses	1,912.6	1,621.6	1,959.5

Operating income	560.2	440.4	493.2
Equity in income of affiliates	0.2	48.2	0.3
Interest expense	(16.8)	(16.5)	(17.3)
Interest and dividend income	11.5	7.3	13.4

Income from continuing operations before income taxes	555.1	479.4	489.6
Income taxes	(180.4)	(160.6)	(163.4)

Income from continuing operations	374.7	318.8	326.2
Income from discontinued operations, net of tax	—	20.4	—

Net income	$374.7	$339.2	$326.2

Basic earnings per share:
Income from continuing operations	$1.17	$0.93	$1.02
Income from discontinued operations	—	0.06	—

Net income	$1.17	$0.99	$1.02

Diluted earnings per share:
Income from continuing operations	$1.17	$0.93	$1.02
Income from discontinued operations	—	0.06	—

Net income	$1.17	$0.99	$1.02

Weighted average shares outstanding, basic (thousands)	319,124	341,198	319,156
Weighted average shares outstanding, diluted (thousands)	321,020	342,650	321,035

Depreciation and amortization expense	$119.8	$100.0	$118.0

Capital expenditures	$262.0	$159.1	$320.6

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	March 31,		December 31,
(In millions)	2007	2006	2006
Income from continuing operations before income taxes	$555.1	$479.4	$489.6
Interest expense	16.8	16.5	17.3

Earnings before interest expense and taxes (EBIT)	571.9	495.9	506.9
Depreciation and amortization expense	119.8	100.0	118.0

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$691.7	$595.9	$624.9

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$718.7	$750.0
Short-term investments	197.3	353.7
Accounts receivable, net	2,241.1	2,055.1
Inventories	1,662.2	1,528.8
Deferred income taxes	167.8	167.8
Other current assets	111.8	112.4

Total current assets	5,098.9	4,967.8

Property, net	1,924.1	1,800.5
Goodwill	1,347.6	1,347.0
Intangible assets, net	185.9	190.4
Other assets	410.2	400.0

Total assets	$8,966.7	$8,705.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$643.0	$648.8
Short-term borrowings	8.6	1.3
Accrued employee compensation	326.6	484.2
Income taxes	301.2	150.0
Other accrued liabilities	256.2	337.6

Total current liabilities	1,535.6	1,621.9

Long-term debt	1,072.7	1,073.8
Deferred income taxes and other tax liabilities	350.8	300.2
Liabilities for pensions and other postretirement benefits	344.0	339.3
Other liabilities	102.8	127.6

Stockholders’ Equity:
Common stock	320.3	319.9
Capital in excess of par value	1,617.9	1,600.6
Retained earnings	3,803.8	3,509.6
Accumulated other comprehensive loss	(181.2)	(187.2)

Total stockholders’ equity	5,560.8	5,242.9

Total liabilities and stockholders’ equity	$8,966.7	$8,705.7

Segment Highlights
     We report our operating results under two segments: Drilling and Evaluation, and Completion and Production. In April 2006, we sold our 30% interest in the WesternGeco seismic joint venture to Schlumberger. Historical information on these segments from the first quarter of 2001 through the first quarter of 2007 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended March 31, 2007, March 31, 2006 and December 31, 2006 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended March 31, 2007 and 2006)

	Revenue		Operating Profit Before Tax[1]
	Q1 2007	Q1 2006	Q1 2007		Q1 2006
Drilling and Evaluation	$1,288.5	$1,084.5	$366.6	[2]	$280.3
Completion and Production	1,184.2	977.5	246.4		207.7

Oilfield Operations	2,472.7	2,062.0	613.0	[2]	488.0
WesternGeco	—	—	—		47.9

Total Oilfield	2,472.7	2,062.0	613.0	[2]	535.9

Interest expense	—	—	(16.8)		(16.5)
Interest and dividend income	—	—	11.5		7.3
Corporate and other	0.1	—	(52.6)		(47.3)

Corporate, net interest and other	0.1	—	(57.9)		(56.5)

Total	$2,472.8	$2,062.0	$555.1	[2]	$479.4

Comparison of Quarters — Sequential
(For the Three Months Ended March 31, 2007 and December 31, 2006)

	Revenue		Operating Profit Before Tax[1]
	Q1 2007	Q4 2006	Q1 2007		Q4 2006
Drilling and Evaluation	$1,288.5	$1,253.7	$366.6	[3]	$356.8	[2]
Completion and Production	1,184.2	1,199.0	246.4		250.6

Oilfield Operations	2,472.7	2,452.7	613.0	[3]	607.4	[2]
WesternGeco	—	—	—		—

Total Oilfield	2,472.7	2,452.7	613.0	[3]	607.4	[2]

Interest expense	—	—	(16.8)		(17.3)
Interest and dividend income	—	—	11.5		13.4
Charge for investigation resolution	—	—	—		(46.1)[4]
Corporate and other	0.1	—	(52.6)		(67.8)

Corporate, net interest and other	0.1	—	(57.9)		(117.8)

Total	$2,472.8	$2,452.7	$555.1	[3]	$489.6	[2]

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The company did not have any such identified items for exclusion in first quarter of 2007 and 2006 and the fourth quarter of 2006. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor in the “Financial Information” section.

[2]	Fourth quarter 2006 results were favorably impacted by a change in accounting procedures related to certain inventory of our Baker Atlas division. The pretax impact of this change was a $21.2 million reduction to cost of services and rentals.

[3]	First quarter 2007 results were favorably impacted by an increase in the depreciable lives of certain assets of our Baker Atlas division. The pretax impact of this change was approximately $6.0 million reduction to cost of services and rentals.

[4]	Fourth quarter 2006 results included a financial charge of approximately $46 million before tax ($38.5 million after tax or approximately $0.12 per diluted share) in Selling, General and Administrative expenses associated with the likely resolution of the investigations by the Securities and Exchange Commission and Department of Justice into activities in Angola, Kazakhstan and Nigeria.

Oilfield Operations
     Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
     The following table details the percentage change in revenue in the first quarter 2007 compared to the first quarter 2006 and fourth quarter 2006.
Comparison of Revenue
(For the Three Months Ended March 31, 2007 Compared to the
Three Months Ended March 31, 2006 and December 31, 2006)
UNAUDITED

	March 31,	December 31,
	2006	2006

Baker Atlas	19%	(3)%
Baker Hughes Drilling Fluids	3%	1%
Hughes Christensen	7%	(2)%
INTEQ	33%	9%

Drilling & Evaluation Segment	19%	3%
Baker Oil Tools	30%	0%
Baker Petrolite	12%	4%
Centrilift	13%	(8)%

Completion & Production Segment[1]	21%	(1)%
Oilfield Operations	20%	1%

1   Includes the ProductionQuest business unit
     Oilfield Operations revenue was up 20% in the first quarter of 2007 compared to the first quarter of 2006, and up 1% sequentially compared to the fourth quarter of 2006. Operating profit before tax was up 26% compared to the first quarter of 2006 and up 1% sequentially (up 5% sequentially excluding the impact of the fourth quarter of 2006 accounting adjustment at Baker Atlas) in the first quarter of 2007 compared to the fourth quarter of 2006. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 30%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the first quarter of 2007 was 25% compared to 24% in the first quarter of 2006 and 25% (24% excluding the impact of the fourth quarter of 2006 accounting adjustment at Baker Atlas) in the fourth quarter of 2006.
Drilling and Evaluation
     Drilling and Evaluation revenue was up 19% in the first quarter of 2007 compared to the first quarter of 2006, and up 3% sequentially compared to the fourth quarter of 2006. INTEQ reported record revenue in the first quarter of 2007. Excluding a large fourth quarter direct sale, Baker Atlas would have been up 5% sequentially. Hughes Christensen revenue was impacted by a significant softening of the Canadian market. Operating profit before tax in the first quarter of 2007 was up 31% compared to the first quarter of 2006 and up 3% sequentially (up 9% sequentially excluding the impact of the fourth quarter of 2006 accounting adjustment at Baker Atlas) in the first quarter of 2007 compared to the fourth quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 42%. The pre-tax operating margin in the first quarter of 2007 was 28% compared to 26% in the first quarter of 2006 and 28% (27% excluding the impact of the fourth quarter of 2006 accounting adjustment at Baker Atlas) in the fourth quarter of 2006.
Completion and Production
     Completion and Production revenue was up 21% in the first quarter of 2007 compared to the first quarter of 2006 and down 1% sequentially compared to the fourth quarter of 2006. The seasonal drop in direct sales at Baker Oil Tools was offset by other revenue. Revenue at Centrilift reflected the seasonal drop in direct sales. Operating profit before tax in the first quarter of 2007 was up 19% compared to the first quarter of 2006 and down 2% sequentially compared to the fourth quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 19%. The pre-tax operating margin was 21% in the first quarter of 2007, the first quarter of 2006 and the fourth quarter of 2006.
Corporate and Other
     Corporate and other expense was up $5.3 million in the first quarter of 2007 compared to the first quarter of 2006. Sequentially, from the fourth quarter of 2006, corporate and other spending was down $15.2 million. We had higher than normal legal and compliance expense in the fourth quarter of 2006.

Geographic Highlights
     Revenue by geographic area for the three months ended March 31, 2007, December 31, 2006 and March 31, 2006, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended March 31, 2007, December 31, 2006, and March 31, 2006)

					Total
	North	Latin	Europe, Africa,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Pacific[4]	Operations
March 31, 2007	$1,072.7	$232.7	$703.5	$463.8	$2,472.7
December 31, 2006	1,045.7	233.7	677.6	495.7	2,452.7
March 31, 2006	941.2	185.7	556.1	379.0	2,062.0

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.
     North America revenue increased 14% in the first quarter of 2007 compared to the first quarter of 2006 and increased 3% sequentially compared to the fourth quarter of 2006. Canadian activity was negatively impacted by deteriorating drilling economics and a spring break up which occurred approximately 2 weeks earlier than last year. Latin America revenue increased 25% in the first quarter of 2007 compared to the first quarter of 2006 and was flat sequentially compared to the fourth quarter of 2006 with strong Drilling and Evaluation growth offset by weaker sales at Centrilift. Europe, Africa, and CIS revenue increased 27% in the first quarter of 2007 compared to the first quarter of 2006, and increased 4% sequentially compared to the fourth quarter of 2006. Middle East and Asia Pacific revenue increased 22% in the first quarter of 2007 compared to the first quarter of 2006 and decreased 6% sequentially compared to the fourth quarter of 2006. Excluding a large fourth quarter direct sale and the previously announced decision to exit from sanctioned countries; Middle East Asia Pacific revenue would have been flat sequentially.

Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any expected stock repurchases, acquisition, disposition, merger, joint venture, the final outcome of the previously disclosed governmental investigations, or other transaction that could occur in the future.
¡	Outside North America revenue for the year 2007 is expected to be up between 19% and 21% compared to the year 2006.

¡	Assuming U.S. drilling activity for the remainder of 2007 remains flat with the first quarter of 2007, U.S. revenue is expected to be up 7% compared to the year 2006.

¡	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be between $235 million and $255 million for the year 2007.

¡	Capital spending is expected to be between $1.0 billion and $1.2 billion for the year 2007.

¡	Depreciation and amortization expense is expected to be between $500 million and $550 million for the year 2007.

¡	The tax rate on operating results for the year 2007 is expected to be between 32% and 33%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on April 25, 2007. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, May 9, 2007. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 3422269. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward—Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long—lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor—related actions, including strikes, slowdowns and facility occupations.
     Resolution of investigations with the US Authorities — our ability to reach a negotiated settlement on acceptable terms with the SEC and Department of Justice (“DOJ”) regarding the investigations into our activities in Angola, Kazakhstan, and Nigeria, first disclosed in 2002 and 2003, and the approval of any settlement by the appropriate U.S. District Court and the possibility that we do not reach a negotiated settlement with the SEC or the DOJ and the SEC and/or DOJ seek civil and criminal sanctions against the company as well as fines and penalties in excess of the current estimated reserve, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business.
     Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings, such as the final resolution of the previously reported investigations by the SEC and the DOJ; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes being incurred or assessed as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits.
     Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS